Collins Barrow
Chartered Accountants

Collins Barrow Toronto LLP
Collins Barrow Place
11 King Street West
Suite 700, Box 27
Toronto, Ontario
M5H 4C7 Canada

T. 416.480.0160
F. 416.480.2646

www.collinsbarrow.com

January 18, 2012

Kallo Inc.
15 Allstate Parkway
Suite 600
Markham, ON, L3R 5B4

Attention: John Cecil, Chairman & CEO
Vince Leitao, President & COO

Dear John and Vince:

After further discussion, our firm has made a decision not to do US public company audits. As you are aware, this is a decision which we have been considering for some time based on the high degree of risk associated with carrying out audits in the US. The need to make this decision was given further emphasis after the recent departure of staff with much of the expertise associated with these audits.

As you know, we discussed this possibility when we met in November. At that time you indicated you would consider a strategy to de-list your company in the US. I sent some follow-up information about the ease of which this could be done. I have not heard back from you about this information and, therefore, I'm not sure of the status of this strategy. We would be pleased to continue as your auditors once you are considered a private entity. However, we recognize that a decision to de-list in a particular jurisdiction may involve factors other than the ease of which the audits can be carried out. Accordingly, if you intend to continue as a public company in the US, we wish to inform you that we intend not to continue as your auditor. This would include the audit for the fiscal period ending December 31, 2011.

If you intend to continue as a public company in the US please let us know as soon as possible so that we can provide you with our formal letter of resignation and so that we can assist in identifying a new auditor with as little interruption as possible. We will also do whatever we can to ensure this change is carried out with the least impact on the company.

I would be please to discuss this with you at your earliest convenience.

Yours truly,

COLLINS BARROW TORONTO LLP

J. C. Sinclair, CA
Partner